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                                                                  EXHIBIT (a)(3)

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Keynote Systems, Inc. has not commenced the offer to exchange that is referred to in this communication. Upon commencement of such offer, Keynote will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Keynote who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents, when these become available because they will contain important information about the offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission website at www.sec.gov and will be delivered without charge to all employees of Keynote who are option holders. Additional copies of these documents may be obtained without charge by employees of Keynote who are option holders by contacting the person specified in these documents.

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        [TRANSCRIPT OF ANNOUNCEMENT/EMAIL TO EMPLOYEES ON APRIL 6, 2001]

To:  Keynote Employees

     Today Keynote is announcing an important and exciting opportunity for all employees who have Keynote stock options. The management of Keynote recognizes that our stock option program is a valuable program for our employees. However, with the recent stock market volatility, especially with respect to Internet stocks, many of you hold Keynote stock options with an exercise price that is significantly higher than the current trading price of Keynote's common stock.

     In light of this situation, I am pleased to announce that the board of directors of Keynote has authorized a stock option exchange program. This is a voluntary program that allows Keynote employees to cancel their current stock options that are underwater in exchange for a new option to be granted by Keynote's board of directors no earlier than six months and one day after the options are cancelled.

     You will be receiving detailed information about this program next week, including a detailed set of questions and answers about the program. In addition, we will be conducting meetings during the week of April 16, 2001 at both of our San Mateo locations to review the program and address any other issues. We will also conduct a conference call for our out of state employees during that week.

     We are looking forward to implementing this program and hope that it will appropriately align the incentives of our employees by giving them a real stake in Keynote's future success. Thanks and keep up the great work.